EXHIBIT 12.2

PEPSICO, INC. AND SUBSIDIARIES,

Supplemental Computation of Ratio of Earnings to Fixed Charges (a)
(in millions except ratio amounts, unaudited)

                                                          24 Weeks Ended
                                                        -----------------
                                                        6/16/01   6/10/00
                                                        -------   -------
Earnings:

Income before income taxes ............................  $2,011    $1,602

Unconsolidated affiliates interests, net ..............     (70)      (48)

Amortization of capitalized interest ..................       5         4

Interest expense ......................................     105       125

Interest portion of rent expense (b) ..................      28        21
                                                         ------    ------

  Earnings available for fixed charges ................  $2,079    $1,704
                                                         ======    ======
Fixed Charges:

Interest expense ......................................  $  105    $  125

Capitalized interest ..................................       1         4

Interest portion of rent expense (b) ..................      28        21
                                                         ------    ------
  Total fixed charges .................................  $  134    $  150
                                                         ======    ======
Ratio of Earnings to Fixed Charges ....................   15.52     11.32
                                                         ======    ======
(a)	Based on unrounded amounts.
(b)	One-third of net rent expense is the portion deemed representative of the interest factor.

Note: Amounts include the impact of asset impairment and restructuring charges of $8 in 2001 and $172 in 2000. Excluding these charges, the ratio of earnings to fixed charges would have been 15.58 for the 24 weeks ended June 16, 2001 and 12.46 for the 24 weeks ended June 10, 2000.

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